UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2009

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 20, 2009, Sunrise Senior Living, Inc. (“Sunrise” or the “Company”) entered into a tenth amendment, effective as of December 30, 2008 (the “Amendment”), to its Credit Agreement (as previously amended, the “Credit Agreement”) dated as of December 2, 2005 by and among Sunrise, certain subsidiaries of the Company party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used herein but not otherwise herein defined shall have the meanings ascribed to them in the Credit Agreement.

Among other matters, the Amendment suspended the obligation of the Lenders prior to April 1, 2009 to advance any additional proceeds of the Loans to the Borrowers or to issue any new Letters of Credit for the accounts of any of the Obligors or their Subsidiaries. The obligation of the Lenders to make any advance of proceeds of the Loans or to issue any Letters of Credit on or after April 1, 2009 shall be conditioned upon the satisfaction in full of (x) certain additional conditions precedent included in the Amendment and (y) satisfaction of all other conditions required by the terms of the Credit Agreement. For the period commencing on December 30, 2008 and ending on March 30, 2009, the Amendment also waived compliance with certain financial covenants set forth in Section 7.14 of the Credit Agreement and the applicability of certain cross-default provisions. The Amendment requires the Company to make principal repayments upon the Loans of (x) $400,000 upon the execution and delivery of the Amendment by the Administrative Agent and Required Lenders and (y) $1.1 million on or before January 23, 2009. The Amendment also modifies certain negative covenants to limit Sunrise’s ability, among other things, to (i) pledge certain Company or Subsidiary assets or grant consensual Liens on such Company or Subsidiary assets; (ii) incur additional Indebtedness for borrowed money; and (iii) Dispose of real estate, improvements or material assets.

The Amendment increased the Applicable Rate on borrowings (i) with respect to Euro-dollar Rate Loans to LIBOR plus 4.75% and (ii) with respect to Base Rate Loans to the Base Rate plus 3.25% (the Base Rate being at all times at least equal to LIBOR plus 1.50%) . In connection with the execution and delivery of the Amendment, the Company paid the Lenders executing the Amendment, a modification fee in the aggregate amount of $400,000.

The Company does not expect to be in compliance with the financial covenants for the quarter ending on March 31, 2009. Failure to comply with the financial covenants on March 31, 2009 would constitute an Event of Default that would allow the Lenders to exercise certain remedies after the expiration of any applicable grace period. Additionally, the Lenders would not be obligated to make any advance of proceeds of the Loans or issue any Letters of Credit during the pendency of the Event of Default. As of December 31, 2008, the Company had outstanding borrowings of $95 million and outstanding letters of credit of approximately $24.5 million.

From time to time, the Company has had customary commercial banking relationships with certain of the lenders under the Credit Agreement, including other commercial lending and banking arrangements. In addition, the Company has engaged and may in the future engage, from time to time, one or more of the lenders or their affiliates to provide investment banking and other advisory and financial services to the Company.

The Credit Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 8, 2005. A copy of the Amendment to the Credit Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements With Julie Pangelinan, Daniel Schwartz and Greg Neeb

On January 14, 2009, the Company entered into an employment agreement with Julie A. Pangelinan, the Chief Accounting Officer of the Company. In addition, on January 16, 2009, the Company entered into an employment agreement with Daniel J. Schwartz, the Company’s Senior Vice President – North American Operations. Finally, on January 21, 2009, the Company entered into an employment agreement with Greg Neeb, the Chief Investment Officer of the Company. The date on which each of the employment agreements was entered into is referred to herein as the “Effective Date” of the applicable employment agreement.

Each of the employment agreements provides for a three-year employment term commencing on the applicable Effective Date, with automatic one-year renewals at the end of that term and each year thereafter unless either party provides notice to the other, at least 120 days prior to the next renewal date, that the term will not be extended.

Under the employment agreement, Ms. Pangelinan, Mr. Schwartz and Mr. Neeb will receive an annual base salary of $400,000, $350,000, and $400,000 per year, respectively, and each of such executives will be eligible for an annual bonus under the Company’s annual incentive plan in a target amount equal to 100 percent of the executive’s annual base salary (although the actual annual bonus paid to the executive may range from 0 to 150 percent of the executive’s annual base salary), subject to the achievement of applicable performance goals.

In connection with each executive’s employment agreement, on December 23, 2008 following approval of the Compensation Committee of the Board of Directors, Ms. Pangelinan, Mr. Schwartz and Mr. Neeb were granted an award of 500,000, 200,000, and 500,000 retention stock options, respectively, under the Company’s 2008 Omnibus Incentive Plan. These retention options have a term of 10 years and an exercise price per share equal to the closing price per share of the Company’s common stock on the date of grant. One-third of the retention options will vest on each of the first three anniversaries of the date of grant, subject to the executive’s continued employment on the applicable vesting date.

Pursuant to each of the employment agreements, in the event that the executive’s employment is terminated by the Company other than for Cause (as defined in the applicable employment agreement), death or Disability (as defined in the applicable employment agreement) or by the executive for Good Reason (as defined in the applicable employment agreement), the Company will pay the executive accrued obligations and, subject to the executive’s execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination in an amount equal to the sum of (i) two times the executive’s annual base salary and (ii) 0.75 times the executive’s target annual bonus amount. In addition, if the executive makes a timely election to receive COBRA coverage, the Company will pay the cost of such coverage during the period it remains in effect, not to exceed 18 months following the date of termination.

If such termination of employment occurs on or after the second anniversary of the applicable Effective Date, the executive’s retention stock options will vest in full, subject to the executive’s execution (and non-revocation) of a general release of claims; if such termination occurs prior to the second anniversary of the applicable Effective Date, the executive’s unvested retention options will, subject to the executive’s execution (and non-revocation) of a general release of claims, vest as to one-third of the retention options, plus an additional number of retention options equal to the product of one-third of the number of retention options times a fraction, the numerator of which is the number of days from the latest anniversary of the Effective Date through the date of termination and the denominator of which is 365. Further, the executive’s unvested equity awards, other than the retention options, will vest pro-rata based on service performed during open vesting periods plus one year of service, subject to the achievement of any applicable performance conditions.

If, however, the executive’s employment is terminated by the Company other than for Cause, death or Disability or by the executive for Good Reason and either:

•   such termination occurred within two years following a Change of Control (as defined in the Company’s 2008 Omnibus Incentive Plan) of the Company; or

•   such termination occurred prior to a Change of Control, but after the execution of a definitive agreement providing for a Change of Control, and such termination arose in connection with or anticipation of such Change of
                       Control,

then, in lieu of the severance benefits described above, the Company will pay the executive (i) accrued obligations, and (ii) a lump sum severance payment equal to the product of two and the sum of the executive’s annual base salary and average annual bonus in respect of the two fiscal years of the Company immediately preceding the year in which the Change of Control occurs (or if the date of termination occurs prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurs). In addition, the executive will receive the executive’s target bonus for the year of termination, pro-rated through the date of termination, and Company-paid COBRA coverage for up to 18 months following the date of termination. Finally, the retention options will vest in full (even if the date of termination is more than two years following the Change of Control).

In the event that the executive becomes subject to any golden parachute excise taxes under Section 4999 of the Internal Revenue Code, the executive will be entitled to an additional payment such that the executive is placed in the same after-tax position as if no excise tax had been imposed. However, if the aggregate payments that the executive is entitled to receive exceeds by 10 percent or less the maximum amount that the executive could receive without being subject to the excise tax, then the executive will not receive such gross-up payment, and payments otherwise subject to the excise tax will be reduced to the maximum amount that the executive could receive without being subject to the excise tax.

Pursuant to each of the employment agreements and the Company’s recoupment policy, any incentive or equity compensation paid to the executive will be subject to recoupment in the event of a restatement of the Company’s consolidated financial statements, to the extent such compensation would not otherwise have been received based on the restated financial statements.

Pursuant to each of the employment agreements, each of Ms. Pangelinan, Mr. Schwartz and Mr. Neeb agreed to be subject to covenants of non-competition and non-solicitation of the Company’s employees and customers during the executive’s employment and for a period of two years thereafter (provided that the non-competition covenant will be reduced to six months if the executive’s employment terminates at the end of the term as a result of non-renewal by the Company), and to perpetual duties of confidentiality and non-disparagement.

The foregoing description of the employment agreements is qualified in its entirety by reference to the full text of the employment agreements, which are attached hereto as Exhibits 10.2, 10.3 and 10.4, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits.

Tenth Amendment to the Credit Agreement, dated January 20, 2009, by and Sunrise Senior
10.1 Living, Inc., certain subsidiaries of Sunrise Senior Living, Inc. party thereto, the lenders from time to time party thereto and Bank of America, N.A.

10.2 Employment Agreement between Sunrise Senior Living, Inc. and Julie A. Pangelinan, dated
January 14, 2009.

10.3 Employment Agreement between Sunrise Senior Living, Inc. and Daniel J. Schwartz, dated
January 16, 2009.

10.4 Employment Agreement between Sunrise Senior Living, Inc. and Greg Neeb, dated January 21,
2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                            SUNRISE SENIOR LIVING, INC.

Date: January 21, 2009                                         By: /s/ Mark Ordan
                                                                                  Mark Ordan
                                                                                  Chief Executive Officer

Exhibit Index

Tenth Amendment to the Credit Agreement, dated January 20, 2009, by and Sunrise Senior
10.1 Living, Inc., certain subsidiaries of Sunrise Senior Living, Inc. party thereto, the lenders from time to time party thereto and Bank of America, N.A.

10.2 Employment Agreement between Sunrise Senior Living, Inc. and Julie A. Pangelinan, dated
January 14, 2009.

10.3 Employment Agreement between Sunrise Senior Living, Inc. and Daniel J. Schwartz, dated
January 16, 2009.

10.4 Employment Agreement between Sunrise Senior Living, Inc. and Greg Neeb, dated January 21,
2009.